Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
106,557 Square Foot Shopping Center in Orangeburg, South Carolina

•	Acquisition marks Wheeler’s 42nd property, and 10th location in South Carolina

•	Anchored by nationally known tenant, Bi-LO

•	Property is 90% leased

Virginia Beach, VA – September 10, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has acquired Grove Park Shopping Center (“Grove Park” or the “Property”), a 106,557 square foot grocery anchored shopping center located in Orangeburg, South Carolina. The Company purchased the property for approximately $6.6 million, or $61.94 per square foot, using a combination of cash and debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Grove Park Shopping Center is a significant shopping location in the community and is conveniently located near two universities, which helps draw additional traffic to the area. We secured the center under favorable terms at a discount to replacement cost. Grove Park is a prime example of the robust pipeline available of ‘necessity-based’ retail focused properties that are located in strong growing secondary and tertiary markets and that we expect to deliver attractive returns to our shareholders. This acquisition fits our criteria perfectly and we are pleased to add Grove Park to our portfolio.”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Grove Park Shopping Center, South Carolina.

Grove Park Shopping Center – Orangeburg, South Carolina
Grove Park was built in 1986 and is a 106,557 square foot grocery-anchored retail center located in Orangeburg, South Carolina. The property is 90% leased and tenants include Bi-LO, AT&T, Kool Smiles and Republic Finance.

The center is located at the interexchange of U.S. Route 178 and Route 21, with Claflin University and South Carolina State University within a 2-mile radius and The Regional Medical Center of Orangeburg and Calhoun Counties within a five minute drive of the center.
Location/ Demographic Information
Orangeburg, also known as "The Garden City," is the principal city in and the county seat of Orangeburg County, South Carolina. As of the census of 2010, Orangeburg has a population of 13,964 and the greater city population was 67,326.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company's statements regarding the expected ability to generate revenue from Grove Park, potential increase in the value of its property portfolio and the anticipated profitability of the acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com